                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------
                                   (Unaudited)

                                                                Exhibit 11.1
                                                                ------------

                    (In thousands, except per share amounts)


                                                           NINE MONTHS ENDED           THREE MONTHS ENDED
                                                              FEBRUARY 28,                FEBRUARY 28,
                                                       ----------------------      ----------------------

                                                         2002          2001          2002          2001
                                                       --------      --------      --------     ---------


Shares Outstanding
------------------
     For computation of basic earnings per
        common share

            Weighted average shares                     102,346       102,199       102,508       102,209
                                                       --------      --------      --------     ---------

            Total shares for basic earnings
                 per share                              102,346       102,199       102,508       102,209

     For computation of diluted earnings
        per common share

            Net issuable common share equivalents           511             9         1,212             7
                                                       --------      --------      --------     ---------

           Total shares for diluted
                  earnings per share                    102,857       102,208       103,720       102,216
                                                       ========      ========      ========     =========

Net Income
----------
     Net income (loss) applicable to common
         shares for basic earnings per share           $ 64,333      $ 38,700      $  3,274     $  (7,018)
                                                       --------      --------      --------     ---------

     Net income (loss) applicable to common
         shares for diluted earnings                   $ 64,333      $ 38,700      $  3,274     $  (7,018)
                                                       ========      ========      ========     =========



     Basic Earnings (Loss) Per Common Share            $   0.63      $   0.38      $   0.03     $   (0.07)
                                                       ========      ========      ========     =========



     Diluted Earnings (Loss) Per Common Share          $   0.63      $   0.38      $   0.03     $   (0.07)
                                                       ========      ========      ========     =========




The accompanying notes to consolidated financial statements are an integral part of these statements.